CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 27, 2022, relating to the financial statements and financial highlights of CornerCap Small-Cap Value Fund, a series of CornerCap Group of Funds (the predecessor fund of CornerCap Small-Cap Value Fund, a series of Managed Portfolio Series), for the year ended March 31, 2021, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
November 9, 2022